Exhibit 23
                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in this Registration Statement on Form S-8, to be filed with the Securities and Exchange Commission on or about February 9, 2001, by SGI International (the "Company") of our report dated March 15, 2000, which contains an explanatory paragraph related to the Company's ability to continue as a going concern, appearing in the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1999 (the "Form 10-KSB"), on our audits of the consolidated financial statements of the Company and its subsidiaries as of December 31, 1999 and for each of the two years in the period ended December 31, 1999, also appearing in the Form 10-KSB.

J. H. COHN LLP
/s/ J.H. COHN LLP

San Diego, California
February 8, 2001